Exhibit 10.1

FORM OF WEJO VOTING AGREEMENT

This VOTING AGREEMENT (“Agreement”) is dated as of January 10, 2023, by and between TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”) and [●] (“Shareholder”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined in Rule 13d-3 and 13d-5(b)(1) of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the number of common shares, par value $0.001 per common share, in Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”) (“Wejo Common Shares”) set forth opposite the Shareholder’s name in Schedule I hereto (such Wejo Common Shares together with any other Wejo Common Shares over which the Shareholder acquires beneficial ownership (including pursuant to Section 3.1(b)) during the period from the date hereof through the termination of this Agreement, are collectively referred to herein as the “Subject Shares”).

WHEREAS, concurrently with the execution and delivery of this Agreement, TKB, Wejo and the other parties thereto entered into that certain Business Combination Agreement (“Business Combination Agreement”), pursuant to which, (a) at the Wejo Effective Time, Merger Sub 2 will, subject to the terms and conditions set forth in the Business Combination Agreement, merge with and into Wejo with Wejo surviving such merger (“Wejo Merger”), so that immediately following the Wejo Merger, Wejo will be a wholly owned subsidiary of Holdco and (b) at the TKB Effective Time, Merger Sub 1 will, subject to the terms and conditions set forth in the Business Combination Agreement, merge with and into TKB with TKB surviving such merger (“TKB Merger”), so that immediately following the TKB Merger, TKB will be a wholly owned subsidiary of Holdco;

WHEREAS, a majority of the votes cast at any Annual General Meeting or Special General Meeting of the shareholders of Wejo will be required to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement as a condition to the Wejo Merger being consummated; and

WHEREAS, as an inducement to TKB’s willingness to enter into the Business Combination Agreement, TKB and the Shareholder are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares During the Voting Period. The Shareholder hereby irrevocably and unconditionally agrees that, during the period from the date hereof through the termination of this Agreement pursuant to Section 6.1 (the “Voting Period”), at any duly called Annual General Meeting, Special General Meeting or any other meeting of the shareholders of Wejo (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of Wejo in lieu of such a meeting, it shall, and shall cause any other holder of record of the Subject Shares to, if such a meeting is held, attend such meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a) in favor of a proposal to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement;

(b) in favor of any other matters that would reasonably be expected to facilitate the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone such Annual General Meeting, Special General Meeting or any other meeting of the shareholders of Wejo to a later date if there are not sufficient votes to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement; provided, however, that the foregoing shall not require the Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement, or any other agreement or arrangement that would have the effect of waiving, amending or modifying the Business Combination Agreement, that would be less favorable in any material respect to the Shareholder than the Business Combination Agreement as in effect on the date hereof (excluding, in all cases, any amendments affecting shareholders of Wejo who are directors, officers or employees of Wejo in their capacities as such);

(c) against any Wejo Acquisition Proposal; and

(d) against any amendments to the Wejo Organizational Documents (other than as may be provided for in the Business Combination Agreement or as may be required to effect the Wejo Merger or the other transactions contemplated by the Business Combination Agreement) or other proposal or transaction involving Wejo or any Wejo Subsidiary, in each case, that would reasonably be expected to (i) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the Wejo Merger or the other transactions contemplated by the Business Combination Agreement, (ii) change, in any manner, the voting rights of any class of share capital of Wejo, (iii) result in any condition to the consummation of the Mergers set forth in Article VI of the Business Combination Agreement not being fulfilled or (iv) result in a breach of any covenant, representation or warranty or other obligation or agreement of Wejo under the Business Combination Agreement or the Shareholder under this Agreement in any material respect. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the expiry of the Voting Period.

For the avoidance of doubt, except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of the Shareholder to vote in favor of, against or abstain with respect to any other matters presented to the shareholders of Wejo. Nothing in this Agreement shall obligate the Shareholder to exercise any option or any other right to acquire any Wejo Common Shares.

The Shareholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with its obligations pursuant to this Agreement.

Section 2.2 Grant of Irrevocable Proxy.

(a) In furtherance of Section 2.1, subject to Section 2.2(b) and the proviso set forth below, the Shareholder hereby irrevocably grants to and appoints TKB and up to two (2) of TKB’s designated representatives (the “Authorized Parties”), and each of them individually, as the Shareholder’s proxy (with full power of substitution and re-substitution) for and in the name, place and stead of the Shareholder, to attend all Annual General Meetings, Special General Meetings or any other meetings of the shareholders of Wejo (or any adjournment, recess, reconvening or postponement thereof) and to vote the Subject Shares at any Annual General Meeting, Special General Meeting or any other meeting of the shareholders of Wejo (or any adjournment, recess, reconvening or postponement thereof) or in any action by written consent of the shareholders of Wejo in lieu of such a meeting, in each case, during the Voting Period, and solely on the matters and in the manner specified in Section 2.1 (the “Proxy”). For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the shareholders of Wejo during the Voting Period with respect to the matters set forth in Section 2.1.

(b) It is hereby agreed that the Authorized Parties will use any Proxy granted by the Shareholder in accordance with applicable Law in all material respects and will only vote the Subject Shares subject to such Proxy with respect to the matters and in the manner specified in Section 2.1. Subject to the foregoing sentence, following the grant of the Proxy pursuant to Section 2.2(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Subject Shares and any other vote by the Shareholder of its Subject Shares during the Voting Period.

(c) The Shareholder hereby affirms that any Proxy granted pursuant to this Section 2.2 is given in connection with, and in consideration of, the execution of the Business Combination Agreement by TKB, and that any such Proxy will be given to secure the performance of the Shareholder’s duties under this Agreement.

(d) Any Proxy granted pursuant to this Section 2.2 by the Shareholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Shareholder to the extent inconsistent with the Proxy granted pursuant to this Agreement. Any Proxy granted hereunder shall automatically terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement in accordance with its terms.

(e) The Shareholder hereby further agrees that it will not intentionally take any action or fail to take any action with the purpose of causing Wejo to fail to recognize the Proxy at any Annual General Meeting, Special General Meeting or other meeting of the shareholders of Wejo.

(f) The Shareholder shall take further action or execute such other instruments as may be necessary to effectuate the intent of the Proxy.

ARTICLE III

COVENANTS

Section 3.1 Subject Shares.

(a) The Shareholder agrees that during the Voting Period it shall not, without TKB’s prior written consent, directly or indirectly (i) (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, hypothecate, loan, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, forward sale, hedging or similar transaction by which any economic risks or rewards or ownership of, or voting rights with respect to Subject Shares are Transferred or affected, or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to any or all of the Subject Shares or (B) consent to or approve any of the foregoing in this clause (i), or (ii) grant any proxies or powers of attorney with respect to, or deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to, or related to any or all of the Subject Shares or agree, commit or enter into any understanding to enter into any such voting trust, voting arrangement, proxy or voting agreement, or (iii) permit to exist any Lien with respect to any or all of the Subject Shares other than those created by this Agreement; provided, that the Shareholder may Transfer (a) such number of Subject Shares as may be required to settle any Tax liability of the Shareholder arising from the vesting of any Wejo RSU Awards during the Voting Period, and (b) any of its Subject Shares or any interest contained therein to any of its Affiliates; provided, however, that (x) the effectiveness of any Transfer pursuant to the preceding letter (b) shall be conditioned on the transferee agreeing in writing (in form and substance reasonably acceptable to TKB) to assume all of the obligations of the Shareholder hereunder and to be bound by the provisions of this Agreement and (y) any Transfer pursuant to the preceding letter (b) shall not relieve the Shareholder from any liability or obligations hereunder. Any Transfer in violation of this Section 3.1(a) with respect to the Shareholder’s Subject Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Shareholder.

(b) If any involuntary Transfer of the Subject Shares occurs (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, including the Proxy, which shall continue in full force and effect in accordance with the terms and conditions hereof until the expiry of the Voting Period.

(c) In the event of an issue of bonus shares, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, or other receipt of Wejo Common Shares, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares initially subject to this Agreement as well as all such additional Wejo Common Shares acquired or received by the Shareholder in connection with any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction referred to above and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction or otherwise acquired or received.

(d) The Shareholder agrees, during the Voting Period, to notify TKB in writing of the number of any new Wejo Common Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in ARTICLE II acquired or otherwise obtained by the Shareholder, if any, from and after the date hereof, as soon as reasonably practicable after acquiring or otherwise obtaining such new Wejo Common Shares.

Section 3.2 Non-Solicitation. During the Voting Period, the Shareholder shall, and shall cause its Representatives to, comply with the covenants set forth in [Section 5.6(a)] of the Business Combination Agreement (subject to any exceptions therein) applicable to Wejo as if such covenants were applicable to the Shareholder, mutatis mutandis. For the avoidance of doubt, in no event shall the Shareholder be liable for the termination fees provided for under [Section 7.2(b)] of the Business Combination Agreement, or any other amounts payable pursuant to the Business Combination Agreement.

Section 3.3 Shareholder’s Capacity. All agreements and understandings made herein shall be made solely in the Shareholder’s capacity as a holder of the Subject Shares and not in any other capacity. Nothing contained in this Agreement shall prevent, limit or affect the Shareholder or any Person affiliated with the Shareholder, as applicable, from exercising his or her fiduciary duties as a director or officer of Wejo pursuant to applicable Law to the extent permitted under the Business Combination Agreement, and the restrictions set forth in this Agreement shall only apply to the Shareholder in his, her or its capacity as a shareholder of Wejo.

Section 3.4 Waiver of Appraisal and Dissenters Rights. The Shareholder (a) hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any and all rights to require appraisal of the Subject Shares pursuant to Bermuda Law or otherwise to dissent from the transactions contemplated by the Business Combination Agreement, including the Wejo Merger and the Merger, and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Wejo, Merger Sub 1, Merger Sub 2, TKB or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of fiduciary duty of any Person in connection with the negotiation and entry into the Business Combination Agreement or any other Transaction Agreement.

Section 3.5 Further Assurances. The Shareholder shall, from time to time, at the written request of TKB, perform or cause to be performed such further acts and to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as are reasonably necessary or appropriate to vest in TKB the power to carry out and give effect to the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to TKB as follows:

Section 4.1 Due Organization and Authorization. If the Shareholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, (a) it is duly organized, validly existing, and to the extent applicable, in good standing under the laws of the jurisdiction of its organization, (b) the Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Shareholder have been duly authorized by all necessary action on the part of the Shareholder. If the Shareholder is an individual, the Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by TKB, constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except to the extent enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Shareholder’s name the number of Wejo Common Shares over which the Shareholder has legal and beneficial ownership as of the date hereof. As of the date hereof, the Shareholder is the lawful owner of the Wejo Common Shares denoted as being legally and beneficially owned by the Shareholder and has the sole power to vote or cause to be voted such Wejo Common Shares. Except as set forth on Schedule 4.2 hereto, as of the date hereof, the Shareholder does not own or hold any right to acquire any additional shares of any class of share capital of Wejo or other securities of Wejo or any interest therein or any voting rights with respect to any securities of Wejo other than the Subject Shares. The Shareholder has good and valid title to the Wejo Common Shares denoted as being legally and beneficially owned by the Shareholder on Schedule I, free and clear of any and all Liens of any nature or kind whatsoever, other than (a) those created by this Agreement, or (b) those imposed under applicable securities Law. The Shareholder has the sole right to dispose of the Subject Shares with no restrictions, subject to applicable securities laws on its rights of disposition of the Subject Shares. As of the date of this Agreement, except as contemplated by this Agreement, (i) there are no agreements or arrangement of any kind, contingent or otherwise, obligating the Shareholder to Transfer or cause to be Transferred any Subject Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

Section 4.3 No Conflicts; Consents

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the obligations under this Agreement and the compliance by it with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Shareholder, (ii) if the Shareholder is a corporation, contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of the Shareholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to any Contract to which the Shareholder is a party or by which the Shareholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby, except for compliance with applicable requirements of the Exchange Act or any other securities Laws and the rules and regulations promulgated thereunder.

Section 4.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of the Shareholder, threatened against the Shareholder that would reasonably be expected to impair the Shareholders’ ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.5 Absence of Other Voting Agreement. Except for this Agreement, the Shareholder has not: (a) entered into any voting agreement, voting trust or similar agreement with respect to any Subject Shares or other equity securities of Wejo owned by the Shareholder, or (b) granted any proxy, consent or power of attorney with respect to any Subject Shares (other than as contemplated by this Agreement).

Section 4.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of the Shareholder in his, her or its capacity as such.

Section 4.7 Reliance. The Shareholder has been represented by or had opportunity to be represented by independent counsel, and that it or its authorized officers have carefully read and fully understand this Agreement and the Business Combination Agreement. The Shareholder understands and acknowledges that TKB is entering into the Business Combination Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TKB

TKB hereby represents and warrants to the Shareholder as follows:

Section 5.1 Due Organization and Authorization. TKB is duly organized, validly existing, and in good standing under the laws of the Cayman Islands. TKB has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by TKB have been duly authorized by all necessary action on the part of TKB. This Agreement has been duly executed and delivered by TKB and, assuming the due authorization, execution and delivery by the Shareholder, constitutes a valid and binding obligation of TKB, enforceable against TKB in accordance with its terms, except to the extent enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

Section 5.2 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by TKB does not, and the performance by TKB of the obligations under this Agreement and the compliance by TKB with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to TKB, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of TKB, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which TKB is a party or by which TKB is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of TKB to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to TKB in connection with the execution and delivery of this Agreement or the consummation by TKB of the transactions contemplated hereby, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and neither TKB nor the Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) a written agreement between TKB and the Shareholder to terminate this Agreement; (b) the Effective Time; (c) the date of any waiver, modification or amendment to the terms of the Business Combination Agreement that would cause the Business Combination Agreement, as amended, to be less favorable in any material respect to the Shareholder than the Business Combination Agreement as in effect on the date hereof (excluding, in all cases, any amendments affecting shareholders of Wejo who are directors, officers or employees of Wejo in their capacities as such); and (d)the valid termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent a party hereto from seeking any remedies (at law or in equity) against the other party hereto or relieve such party from liability for such party’s intentional and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of ARTICLE VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Publication. The Shareholder hereby permits TKB and Wejo to publish and disclose publicly the Shareholder’s identity and ownership of Wejo Common Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement in any announcement or disclosure required by the SEC or other Governmental Authority, the Joint Proxy Statement, the Registration Statement, any filing required under Section 13 or 16 of the Exchange Act or any other disclosure document in connection with the Wejo Merger or any of the other transactions contemplated by the Business Combination Agreement, in each case as determined by TKB or Wejo (in their respective sole discretion) to be required to be disclosed. The Shareholder agrees to promptly give to TKB and Wejo any information as they may reasonably require for the preparation of any such disclosure documents. The Shareholder hereby agrees to promptly notify TKB and Wejo of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have come false or misleading in any material respect.

Section 7.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in TKB any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and TKB shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares except as otherwise provided herein.

Section 7.3 Fees and Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Business Combination Agreement.

Section 7.4 Amendments, Waivers, etc. No provision of this Agreement may be amended, changed, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by TKB and the Shareholder. No provision of this Agreement may be waived, except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to demand compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission; provided that, electronic mail received after 6:00 p.m. Eastern Time shall be deemed received on the day following the date of transmission, and provided further that there is no return error message or other notification of non-delivery received by the sender), sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to TKB, to it at:

TKB Critical Technologies 1
400 Continental Blvd., Suite 600
El Segundo, CA 90245
Attention:	Angela Blatteis
Email:	ablatteis@tk.capital

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:	Elliott Smith;
Bryan Luchs;
Emilio Grandío
Email:	elliott.smith@whitecase.com;
bryan.luchs@whitecase.com;
emilio.grandio@whitecase.com

and if to the Shareholder, to it at the address set forth in Schedule I, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement, together with the Business Combination Agreement, constitutes the entire agreement between TKB and the Shareholder, with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between TKB and the Shareholder with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties hereto; provided, however, that TKB may assign this Agreement to any of its Affiliates or any successor-in-interest, by operation of law or otherwise.

Section 7.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, other than as contemplated under Section 6.1, Section 7.1 and Section 7.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Interpretation. When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.

Section 7.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 7.12 Specific Performance; Submission to Jurisdiction.

(a) The parties hereto agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party hereto shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, this being in addition to any other remedy to which such party is entitled under the terms of this Agreement, at Law or in equity. The parties’ rights in this Section 7.12 are an integral part of the transactions contemplated hereby and each party hereby waives any objections to any remedy referred to in this Section 7.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any party. In the event any party seeks any remedy referred to in this Section 7.12, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(b) Each of the parties hereto irrevocably and unconditionally (i) consents to submit itself to the personal jurisdiction of the state or federal courts located in the State of New York, and any appellate court from any thereof, for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state or federal courts located in the State of New York, and any appellate court from any thereof and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7.12 in the manner provided for notices in Section 7.5. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

Section 7.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF TKB OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

Section 7.14 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Shareholder and TKB and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 7.15 No Agreement Until Executed. This Agreement shall not be effective unless and until the Business Combination Agreement is executed and delivered by all parties thereto.

Section 7.16 No Survival of Representations and Warranties. The respective representations and warranties of the Shareholder and TKB contained herein shall not survive the closing of the transactions contemplated hereby and by the Business Combination Agreement.

Section 7.17 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TKB CRITICAL TECHNOLOGIES 1

By:
Name:
Title:

THE SHAREHOLDER

By:
Name:
Title:

[Signature Page to Wejo Voting Agreement]